                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               CTB INTERNATIONAL
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                               CTB INTERNATIONAL
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

March 31, 1999

To the Stockholders of CTB International Corp.:

     You are cordially invited to attend the Annual Meeting of Stockholders of CTB International Corp (the "Company") to be held on Tuesday, May 4, 1999, at 10:00 a.m. E.S.T./C.D.T., at the CTB Conference Center, State Road 15 North, Milford, Indiana.

     At the meeting, Stockholders will vote on the election of nine persons to the Board of Directors; approval of a long-term stock incentive plan; and the ratification of the selection of Deloitte & Touche LLP, as independent accountants for the coming year. Details can be found in the accompanying Notice and Proxy Statement.

     We hope you are planning to attend the Annual Meeting personally, and we look forward to meeting with you. However, because the vote of each Stockholder is of utmost importance, we kindly request that you complete, date and sign your proxy card and return it to us promptly in the enclosed envelope, whether or not you currently plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted by giving written notice to the Secretary of the Company, by filing a properly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

     On behalf of the Board of Directors and management of CTB International Corp. I would like to extend our appreciation for your continued support and confidence.

                                          Truly yours,

                                          CTB INTERNATIONAL CORP.

                                          J. Christopher Chocola
                                          President and
                                          Chief Executive Officer

                            CTB INTERNATIONAL CORP.
                              STATE ROAD 15 NORTH
                             MILFORD, IN 46542-2000
                                  219-658-4191

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF CTB INTERNATIONAL CORP.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CTB International Corp. (the "Company"), will be held at the CTB Conference Center, State Road 15 North, Milford, Indiana, on Tuesday, May 4, 1999, at 10:00 a.m. E.S.T./C.D.T. for the following purposes:

     1. To elect directors for designated terms of one (1) year.

     2. To approve the adoption of the 1999 CTB International Corp. Stock Incentive Plan.

     3. To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent accountants for the Company for the year ending December 31, 1999.

     4. To transact any other business that may properly be brought before the meeting or any adjournment thereof.

     The Stockholders of record, as of the close of business on March 24, 1999, of the Company's common stock, are entitled to notice of, and to vote at, the Annual Meeting and all adjournments thereof.

                                          By Order of the Board of Directors,

                                          Michael J. Kissane
                                          Secretary

March 31, 1999
Milford, Indiana

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE.

PLEASE COMPLETE, SIGN, DATE, AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                            CTB INTERNATIONAL CORP.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 4, 1999

     The enclosed proxy accompanying this Proxy Statement is solicited by and on behalf of the Board of Directors of CTB International Corp. (the "Company") for use at the 1999 Annual Meeting of Stockholders to be held on May 4, 1999 at 10:00 a.m. at the Company's Conference Center in Milford, Indiana, or any adjournment thereof. This Proxy Statement and accompanying form of proxy were first mailed on or about April 6, 1999 to stockholders of record (the "Stockholders" or, individually, "Stockholder") as of March 24, 1999 (the "Record Date").

     The only outstanding class of voting securities of the Company is its common stock, par value $0.01 per share (the "Common Stock"). There were 12,014,921 shares of the Company's Common Stock outstanding as of the close of business on the Record Date. Stockholders shall be entitled to cast one vote per share for election of Directors and one vote per share on all other matters.

     A Stockholder who gives a proxy may revoke it at any time prior to its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. The proxy may also be revoked if the Stockholder attends the meeting and elects to vote in person. Proxies that are signed but unmarked will be voted as recommended by the Board of Directors. A majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting.

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 24, 1999, except as otherwise noted, for (i) each person known by the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer, (iv) each of the Company's four other most highly compensated executive officers for 1998, and (v) all current directors and executive officers as a group. Unless otherwise noted, the address of each of the Stockholders named below is the Company's principal executive office.

                                                             NUMBER           PERCENT
                                                               OF               OF
                NAME OF BENEFICIAL OWNER                     SHARES           SHARES
                ------------------------                     ------           -------
Prudential Insurance Company of America.................    1,124,000(1)        9.4%
751 Broad Street
Newark, NJ 07102-3777
State of Wisconsin Investment Board.....................      770,000(2)        6.4%
P.O. Box 7842
Madison, WI 53707
American Securities Partners............................    4,127,189          34.4%
G.P. (Management) Corp.(3)
24th Floor
122 East 42nd Street
New York, NY 10168-0002
ASP/CTB G.P. Corp(4)....................................      454,706           3.8%
24th Floor
122 East 42nd Street
New York, NY 10168-0002
Michael G. Fisch(3)(4)..................................    4,581,895          38.1%

                                                             NUMBER           PERCENT
                                                               OF               OF
                NAME OF BENEFICIAL OWNER                     SHARES           SHARES
                ------------------------                     ------           -------
Charles D. Klein(3)(4)..................................    4,581,895          38.1%
Caryl M. Chocola(5).....................................    1,470,501          12.2%
J. Christopher Chocola..................................      704,587           5.9%
Frank S. Hermance.......................................        2,000            --
Larry D. Greene.........................................          300            --
David L. Horing.........................................           --            --
Roger W. Townsend.......................................       75,437           0.6%
Don J. Steinhilber......................................       60,171           0.5%
Mark A. Lantz...........................................       29,062            .2%
George W. Murdoch.......................................          600            --
All directors and executive officers as a group.........    7,096,517          59.1%

-------------------------
(1) Based on Schedule 13G dated February 1, 1999 which indicates as of December 31, 1998, Prudential Insurance Company of America had sole voting power over 294,200 shares, shared voting power over 829,800 shares, sole dispositive power over 294,200 shares and shared dispositive power over 829,800 shares.

(2) Based on Schedule 13G dated February 1, 1999 which indicates as of December 31, 1998, State of Wisconsin Investment Board had sole voting power over 770,000 shares, shared voting power over no shares, sole dispositive power over 770,000 shares and shared dispositive power over no shares.

(3) Shares of Common Stock shown as beneficially owned by American Securities Partners GP (Management) Corp. are owned of record by American Securities Partners, L.P., of which American Securities Associates, L.P., ("ASALP") is the sole general partner and possesses sole voting and investment power. American Securities Partners GP (Management) Corp. is the sole general partner of ASALP and possesses sole voting and investment power. Messrs. Klein and Fisch as stockholders of American Securities Partners GP (Management) Corp., may be deemed to have beneficial ownership of the shares shown as beneficially owned by American Securities Partners GP (Management) Corp. Such persons disclaim beneficial ownership of such shares.

(4) Shares of Common Stock shown as beneficially owned by ASP/CTB G.P. Corp. are owned of record by ASP/CTB L.P. of which ASP/CTB G.P. Corp. is the sole general partner and as to which it possesses sole voting and investment power. Messrs. Klein and Fisch, as stockholders of ASP/CTB G.P. Corp., may be deemed to have beneficial ownership of the shares shown as beneficially owned by ASP/CTB G.P. Corp. Such persons disclaim beneficial ownership of such shares.

(5) Shares of Common Stock shown as beneficially owned by Caryl M. Chocola are owned of record by the "Caryl M. Chocola Michigan Trust," of which Caryl M. Chocola is the sole beneficiary.

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     The Company's Bylaws currently provide for a Board of nine (9) members. In the past, Directors have been elected annually by a plurality of votes by the Stockholders present or represented at the annual meeting and entitled to vote. Each director holds office for a term of one year or until his/her successor is elected or qualified. The Board of Directors has nominated and recommends the election of the nine nominees listed below. All current directors are being re-nominated for election to another term as a director. Two new individuals are also being nominated. The name, age, business background and tenure as a director of the Company, if applicable, of each nominee are set forth below. The nine nominees will be elected to serve until the next annual meeting of Stockholders and until their respective successors are elected and qualified. If, at the time of the meeting, any of such nominees should be unable to or decline to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute or substitutes chosen by the Board.

The nominees for director have consented to serve, if elected, and the Company has no reason to believe that any substitute nominee or nominees will be required. Unless authority to vote for a nominee is expressly withheld, the accompanying Proxy will be voted FOR the nominees named below.

                                     PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE            DIRECTOR
           NOMINEES                           DURING THE PAST FIVE YEARS               AGE    SINCE
           --------                  --------------------------------------------      ---   --------
Caryl M. Chocola...............  Private investor. President of K.C. Equine Systems    60      1976
                                 Inc., a provider of fencing and horse feeder
                                 equipment since 1993. Director of the Company and
                                 its predecessor since 1976.
J. Christopher Chocola.........  President of the Company since 1996 and CEO of the    37      1991(1)
                                 Company and its predecessor since March 1994.
                                 Executive Vice President of the Company from
                                 November 1993 to July 1996. General Manager of the
                                 Chore-Time division from October 1991 to November
                                 1993.
Michael G. Fisch...............  President of American Securities Capital Partners,    36      1995(1)(3)
                                 L.P., ("ASCP") since 1994 and a Managing Director of
                                 American Securities, L.P., since 1993. Chairman of
                                 the Board of Caribbean Restaurants Holdings, Inc., a
                                 Burger King franchisee, and Director of MVE
                                 Holdings, Inc., a manufacturer of cryogenic storage
                                 vessels, Anthony Holdings, Inc., a manufacturer of
                                 glass doors, and Healthcare Direct, Inc., a catalog
                                 retailer.
Larry D. Greene................  President and Director of Complex Tooling & Molding,  41      1997(2)(3)
                                 Inc., an injection molder of plastic components
                                 since 1998. Senior Vice President of Tauber
                                 Enterprises, a private investment company from 1992
                                 until 1998.
Frank S. Hermance..............  President and Chief Operating Officer of AMETEK,      50      1997(2)(3)
                                 Inc., (NYSE) a diversified industrial company, since
                                 November 1996, Executive Vice President and Chief
                                 Operating Officer from January 1996 until November
                                 1996. President of Precision Instruments Group from
                                 1994 until November 1996, and Group Vice President
                                 from 1990 until 1994 of AMETEK, Inc.
David L. Horing................  A Managing Director of ASCP since 1995. Manager of    36      1995(1)(2)
                                 The Dyson-Kissner-Moran Corporation, a private
                                 investment firm from 1988 until 1995. Chairman of
                                 the Board of Anthony Holdings, Inc. and Director of
                                 Caribbean Restaurants Holdings, Inc.
Charles D. Klein...............  A financial advisor to the William Rosenwald family   60      1995
                                 and a Managing Director of American Securities,
                                 L.P., and its affiliates since 1978. Director of
                                 AMETEK, Inc., and Caribbean Restaurants Holdings,
                                 Inc.
Victor A. Mancinelli...........  Executive Vice President and Chief Operating Officer  55       New
                                 of Gehl Company (NASDAQ) from November 1992 to April
                                 1999. Mr. Mancinelli has accepted a position with
                                 CTB as President and Chief Executive Officer
                                 effective April 12, 1999.

                                     PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE            DIRECTOR
           NOMINEES                           DURING THE PAST FIVE YEARS               AGE    SINCE
           --------                  --------------------------------------------      ---   --------
Gerard van Rooijen.............  Managing Director of Roxell N.V., Maldegem, Belgium   57       New
                                 since 1971 and Managing Director of Stevens Plastics
                                 Technology since 1989. Member of the Board of
                                 Directors of Fedagrim (Belgian trade organization of
                                 manufacturers and importers of agricultural
                                 machinery) since 1992.

-------------------------
NOTES

(1) Member of the Executive Committee

(2) Member of the Audit Committee

(3) Member of the Compensation Committee

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

PROPOSAL NO. 2 -- APPROVAL OF THE CORPORATION'S 1999 STOCK INCENTIVE PLAN

     The Board of Directors adopted the 1999 CTB International, Inc. Stock Incentive Plan (the "Stock Plan") on March 26, 1999, subject to approval by the Company's stockholders. The Board of Directors believes that in order to recruit, retain and reward key Participants, directors or consultants more directly for improvement in the Common Stock price, it is critical for the Company to adopt a flexible stock incentive plan, which is both responsive to the Company's growth and competitive with other stock incentive plans in the industry. The Stock Plan is designed to permit the Company to take a deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to performance-based awards. The Stock Plan is to be administered by the Compensation Committee (the "Compensation Committee") of the Board of Directors, members of which must consist solely of at least two individuals who are "outside directors" for purposes of Section 162(m) of the Code.

SUMMARY OF THE STOCK PLAN

     Purpose. The Stock Plan is designed to encourage selected individuals to acquire proprietary interests in the Company and to motivate such individuals to exert their best efforts on behalf of the Company and its affiliates by providing incentives through the granting of awards under the Stock Plan.

     Participants. All Participants and directors of, and consultants to, the Company and its affiliates of outstanding ability may be selected by the Compensation Committee to become participants in the Stock Plan.

     Number of Shares. The Stock Plan provides that 500,000 of the authorized shares of the Common Stock (including treasury shares) are available for issuance as awards under the Stock Plan and that the maximum number of shares that may be granted in a calendar year to any Participant shall be 300,000.

     In the event that an award of a stock option expires or is not exercised or any other award is forfeited, the shares of Common Stock allocated to such award are again available for grant under the Stock Plan.

     The Stock Plan restricts the number of shares that can be awarded as Performance-Based Awards (as described below) to 300,000 shares to any participant in any calendar year and restricts the maximum amount that can be awarded as Performance-Based Awards to $200,000 in any calendar year.

     Term. No awards may be made after the tenth anniversary of the date the Board of Directors approves the Stock Plan (March 26, 1999).

     Awards. Unless otherwise determined by the Compensation Committee, an award shall not be transferable or assignable by a Participant otherwise than by will or by the laws of descent and distribution. An award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

     In addition, the Stock Plan provides for individual maximum limits on the number of shares available for issuance in the form of stock options and Other Stock-Based Awards. These annual limits per participant are 300,000 shares. The Stock Plan also provides that the Compensation Committee may specify performance targets in connection with awards. Such performance targets would be with respect to the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share;
(v) book value per share; (vi) return on stockholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure;
(x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital and (xviii) return on assets. These performance targets further ensure that the incentive goals are aligned with stockholder interests.

     The forms of the awards that may be granted under the Stock Plan are:

          Stock options. The Compensation Committee may award a stock option in the form of an "incentive" stock option (as defined in Section 422 of the Code) or a non-qualified stock option. Such awards expire no more than ten years after the date they are granted. The exercise price per share of Common Stock, which may be purchased pursuant to an option, is determined by the Compensation Committee, but shall not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted. The exercise price is payable, as a Participant may elect, in cash, by tendering shares of already owned Common Stock (which shares have been held by the Participant for no less than six months (or such other period as established by the Compensation Committee), or any combination thereof, or by delivery of irrevocable instruments to a broker to deliver to the Company.

          Other Stock-Based Awards. The Compensation Committee may grant other types of awards of Common Stock, or awards based in whole or in part by reference to the fair market value of Common Stock. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Compensation Committee shall determine (including, without limitation, the right to receive one or more shares of Common Stock (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives). Other Stock-Based Awards may be granted alone or in addition to any other awards granted under the Plan. The Compensation Committee shall determine whether Other Stock-Based Awards shall be settled in cash, Common Stock or any combination thereof.

     Adjustments. In the event of any change in the outstanding shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or any other corporate exchange, combination or transaction, or any distribution to stockholders of shares other than regular cash dividends, the Compensation Committee may make an equitable adjustment in (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding awards, (ii) the option exercise price and/or (iii) any other affected terms of such awards.

     In addition, except as otherwise provided in an award agreement, in the event of a Change in Control (as defined in the Stock Plan attached hereto), the Compensation Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any award (including, without limitation, (i) the acceleration of an award, (ii) the payment of an amount, made in cash or stock, in exchange for the cancellation of an award, (iii) the termination of an award after a Participant has been afforded a certain period of time to exercise such award following the Change in Control, and/or (iv) the requiring of the issuance of substitute awards that will substantially preserve the value, rights and benefits of any affected awards previously granted hereunder) as of the date of the consummation of the Change in Control.

     Amendment and Termination. The Board of Directors may amend, alter or discontinue the Plan at any time, without stockholder approval, unless such amendment would increase the total number of shares reserved for issuance under the Stock Plan or change the maximum number of shares for which awards may granted to any Participant. In addition, the Board of Directors may not amend the Plan in such a manner that would impair the rights or obligations under any award previously granted to any Participant without such

Participant's approval and may not amend, alter or discontinue the adjustment provision of the Stock Plan pertaining to a Change in Control after the occurrence of a Change in Control.

FEDERAL INCOME TAX CONSEQUENCES

     The following describes the general federal income tax consequences of the various awards. Participants who receive awards under the Stock Plan should consult their own tax advisors regarding the federal, state and local income tax consequences of receipt and/or exercise of such awards or the distribution of shares acquired as a result of an award.

     A Participant will not realize any income at the time an incentive stock option is granted nor upon the exercise of an incentive stock option. Upon the disposition of shares of Common Stock acquired by the exercise of an incentive stock option more than (i) two years after the incentive stock option is granted and (ii) one year after the transfer of shares of Common Stock upon the exercise of such option, the Participant's basis for determining the mid-term or long-term capital gain or loss, as the case may be, depending on the holding period, realized upon such disposition will be the option price. However, if the disposition occurs before these special holding requirements are met (a "disqualifying disposition"), the Participant will recognize ordinary income upon such disposition equal to the excess of the fair market value of the shares on the date either the option was exercised or the shares were disposed of, whichever is less, over the optionee's basis in the shares. The Company will receive no deduction with respect to incentive stock options unless a disqualifying disposition occurs, in which case the Company may deduct the amount included in an Participant's income in the year includible.

     A Participant will not realize any income at the time a non-qualified stock option is granted. Upon the Participant's exercise of a non-qualified stock option, the excess of the fair market value of the Common Stock at the time of exercise over the option price will be ordinary income to the employee and can be deducted at such time by the Company.

     The amount of cash and the fair market value of the Common Stock received in payment of Other Stock-Based Awards, including Performance-Based Awards or otherwise, will be ordinary income to the Participant at the time of payment. However, any Participant who receives restricted stock, either as an award or upon exercise of an option or in payment of a Stock-Based Award, will realize as ordinary income at the time of the lapse of the restrictions an amount equal to the fair market value of the Common Stock at the time of such lapse (less the option price for such shares if purchased by exercising an option) unless an appropriate election pursuant to Section 83(b) of the Code is made. In such case, the Participant will recognize ordinary income as if the Common Stock had not been restricted. Unrestricted stock will be ordinary income to the Participant at the time it is granted. At the time the Participant realizes ordinary income under any of the circumstances described in this paragraph, the Company will, generally, subject to certain limitations imposed by the Code, be entitled to a deduction in the same amount as the ordinary income realized by the Participant.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE STOCK PLAN.

PROPOSAL NO. 3 -- RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     Subject to ratifications by the Stockholders, the Board of Directors has selected Deloitte & Touche LLP as independent accountants for the Company for the year ending December 31,1999. The Company has been advised by such firm that neither it nor any of its associates has any direct or material indirect financial interest in the Company. Deloitte & Touche LLP were the independent accountants for the Company for the year ending December 31, 1998.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     Board of Directors: The Board of Directors held five regular meetings during the last year. The Board has three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee. Each Director has attended at least 75% of all committee and Board meetings.

     (1) Executive Committee: The Executive Committee is responsible for meeting when required on short notice during intervals between meetings of the Board of Directors and has authority to exercise all of the powers of the Board of Directors in the management and direction of the affairs of the Company subject to specific directions of the Board of Directors and to the limitations of the Delaware General Corporation Law. The Executive Committee met seven times during the last year.

     (2) Audit Committee: The Audit Committee is responsible for making recommendations to the Board of Directors regarding the selection of independent accountants to audit the Company's annual financial statements, conferring with the independent accountants and reviewing the scope and the fees of the annual audit, reviewing the Company's audited financial statements, accounting and financial procedures, monitoring the Company's internal controls procedures and approving the nature and scope of non-audit services performed by the independent accountants. The Audit Committee met two times during the past year.

     (3) Compensation Committee: The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors on matters concerning compensation of management, executive officers and employees. The Compensation Committee met one time during the past year.

     Each director of the Company who is not an employee of the Company or an employee of American Securities, L.P. or its affiliates (hereafter collectively "American Securities") receives an annual fee of $10,000 plus a fee of $2,500 for each Board of Directors meeting attended and $2,500 for each committee meeting attended if not held concurrently with a meeting of the Board of Directors. Directors who are also employees of the Company or who are officers or employees of American Securities receive no remuneration for serving as directors. Each director who was entitled to compensation in 1997 also was granted an option to purchase 18,140 shares of the Company's Common Stock at a price equal to the fair market value of the shares at the time of the grant, and subject to vesting in seven (7) years with a five (5) year accelerated vesting schedule based on the Company achieving certain financial targets.

     J. Christopher Chocola is the son of Caryl M. Chocola.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth, for 1996, 1997 and 1998, certain information with respect to the compensation of the Company's President and Chief Executive Officer and the four other most highly compensated executive officers who served in such capacities for 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                                ANNUAL COMPENSATION               AWARDS
                                        -----------------------------------    ------------
                                                                  OTHER         SECURITIES           ALL
          NAME AND                                                ANNUAL        UNDERLYING          OTHER
     PRINCIPAL POSITION         YEAR    SALARY     BONUS(1)    COMPENSATION      OPTIONS       COMPENSATION(2)
     ------------------         ----    ------     --------    ------------     ----------     ---------------
                                          ($)        ($)           ($)             (#)               ($)
J. Christopher Chocola......    1998    148,500      7,525            --              --             7,658
  President, Chief Executive    1997    148,500    101,155            --              --            10,795
  Officer and Director          1996    144,200    123,170            --          72,560            11,091
Roger W. Townsend...........    1998    120,000      5,986            --              --             6,227
  Executive Vice President      1997    116,700     79,894            --              --             8,573
  and General Manager --        1996    113,300     96,766            --         108,840             8,764
  Brock Grain and Feed
  Systems of CTB
George W. Murdoch...........    1998    125,000      6,064        44,818(3)       88,000             6,386
  Executive Vice President      1997     80,300     29,351            --          12,093             6,825
  Chore-Time International      1996     78,000     34,793            --              --             5,488
  of CTB
Don J. Steinhilber..........    1998    115,000      5,729            --          20,000             5,964
  Vice President, Chief         1997    106,500     55,708            --              --             7,733
  Financial Officer             1996     90,492     64,762            --          72,560             6,940
Mark A. Lantz...............    1998    103,000     55,138            --              --             5,292
  Vice President and            1997     95,000     49,661            --              --             6,841
  General Manager -- Cage       1996     78,000     34,793            --          72,560             5,488
  Systems of CTB

-------------------------
(1) Includes amounts paid pursuant to the Management Incentive Compensation Plan and includes a holiday bonus of 5% of base salary payable to all employees in December with 1,000 hours of service for the twelve months ended November 30.

(2) Includes amounts (i) contributed under the Profit Sharing Plan that are determined based on the Company's results of operations, (ii) contributed as matching contributions under the 401(k) Plan and (iii) determined to be imputed income on term life insurance policies. At the beginning of each year, the Board of Directors determines the rate, if any, that the Company will contribute to the Profit Sharing Plan for that year based on the achievement of certain financial targets for that year. The Company is not required to make any contribution to the Profit Sharing Plan if minimum levels of financial performance are not met. The contributions are allocated among eligible employees in proportion to their total qualified compensation. The Profit Sharing Plan also provides for the making of cash-or-deferred contributions pursuant to Section 401(k) of the Internal Revenue Code. Each year, the Company has the discretion to elect to make a matching contribution with respect to each employee. In recent years, the Company has made contributions equal to 50% of the amount contributed by such employee up to a total matching contribution of 2% of base compensation. The Company maintains a group-term life insurance plan for substantially all salaried employees. The Company makes the premium payments on the group-term life insurance policies which vary according to age and insurance coverage. The amount included as compensation for each named executive officer represents the value of coverage in excess of $50,000.00, in accordance with Internal Revenue Code Section 79, during the covered year. The 1998 amounts of all other compensation follow:

                                                   CONTRIBUTIONS       CONTRIBUTIONS
                                                      TO THE              TO THE          GROUP-TERM
                    NAME                        PROFIT SHARING PLAN     401(K) PLAN     LIFE INSURANCE
                    ----                        -------------------    -------------    --------------
                                                        ($)                 ($)              ($)
J. Christopher Chocola......................           4,559               2,970             129
Roger W. Townsend...........................           3,684               2,400             143
George W. Murdoch...........................           3,838               2,500              48
Don J. Steinhilber..........................           3,531               2,300             133
Mark A. Lantz...............................           3,162               2,060              70

(3) Includes amounts paid related to company-requested geographic relocation.

STOCK OPTIONS

     Stock options were granted in 1998 to the following executive officers named on the Summary Compensation Table:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                        NUMBER OF                                                           ANNUAL RATES OF STOCK
                        SECURITIES    PERCENT OF TOTAL                                     PRICE APPRECIATION FOR
                        UNDERLYING      OPTIONS/SARS                                             OPTION TERM
                       OPTIONS/SARS      GRANTED TO        EXERCISE                        -----------------------
        NAME             GRANTED      EMPLOYEES IN 1998     PRICE      EXPIRATION DATE        5%           10%
        ----           ------------   -----------------    --------    ---------------        --           ---
                           (#)                              ($/SH)                            ($)          ($)
George W. Murdoch....     88,000            25.1%           14.25     December 31, 2007     788,634     1,998,553
Don J. Steinhilber...     20,000             5.7%           14.25     December 31, 2007     179,235       454,217

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND YEAR-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                  SHARES                     UNDERLYING UNEXERCISED              IN-THE-MONEY
                                 ACQUIRED       VALUE            OPTIONS/SARS AT                OPTIONS/SARS AT
             NAME               ON EXERCISE    REALIZED          FISCAL YEAR-END                FISCAL YEAR-END
             ----               -----------    --------    ---------------------------    ---------------------------
                                     #            $             #              #               $              $
                                                           EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
J. Christopher Chocola........        --            --       43,536         29,024          298,548        199,032
Roger W. Townsend.............    43,536       225,081       21,768         43,536          149,274        298,548
George W. Murdoch.............        --            --        1,209         98,884               --             --
Don J. Steinhilber............    14,512        75,027       29,024         49,024          199,032        199,032
Mark A. Lantz.................    14,512        75,027       29,024         29,024          199,032        199,032

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

POLICIES AND OBJECTIVES

     The Compensation Committee of the Board of Directors (referred to herein as the "Committee") is responsible for administering the compensation and benefit programs for the Company's employees, including the executive officers. The Committee annually reviews and evaluates cash compensation and stock option grant recommendations made by the President and Chief Executive Officer for the executive officers (other than for himself) along with the rationale for such recommendations. The Committee examines these recommendations in relation to the Company's overall objectives and makes compensation recommendations to the Board of Directors for final approval. The Committee also sends to the Board of Directors for approval its recommendations on compensation for the President and Chief Executive Officer, who does not participate in the Committee's decisions as to his compensation package.

GENERAL

     The Company has developed and implemented compensation policies, plans and practices that seek to attract and retain qualified and talented employees and enhance the profitability of the Company. The Company is committed to maximizing stockholder value through performance and the Committee believes that superior performance by the Company's executive and management team is an essential element to reaching that goal. The policies, plans and practices are designed to help achieve this objective by relating compensation to both Company and individual performance.

     Based on these objectives, the compensation package of the executive officers consists of four primary elements: (1) base salary; (2) incentive bonuses; (3) stock options; and (4) participation in employee benefit plans.

BASE SALARY

     A base salary is set for each executive officer at the beginning of each calendar year by the Board of Directors after receiving a recommendation from the Committee. The Committee recommends to the Board of Directors what it believes to be an appropriate base salary for each executive officer based on the Company's performance, the executive officer's performance, the Company's future objectives and challenges and the current competitive environment. Base salaries are intended to be relatively moderate, but competitive.

INCENTIVE BONUSES

     The Company's policy is to base a significant portion of each executive officer's annual compensation on the financial performance of the Company. A significant portion of each executive officer's potential annual cash compensation, ranging from approximately 25% to 60%, is based upon the incentive bonus which is accrued during the year and paid following the conclusion of each year. The bonus is determined on the basis of a formula which compares actual performance against an earnings measurement. Financial performance in 1998 was significantly below targeted levels resulting in (with one exception) no incentive bonuses being awarded to executive officers. In 1996, 1997 and 1998, Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") targets were established by the Board of Directors at the beginning of each year. For measurement of the 1999 bonus, the Board of Directors established Diluted Earnings per Share targets. The target bonus level for each executive officer is determined by the Committee based upon the goals, objectives and responsibilities of each officer. The Committee may exercise some discretion in making bonus awards.

STOCK OPTIONS

     Stock options are a key element in the Company's long-term compensation program. The primary purpose of stock options is to provide executive officers and other employees with a personal and financial interest in the success of the Company through stock ownership, thereby aligning the interests of such persons with those of the Company's Stockholders. The executive officers were previously granted stock options which have a seven year vesting period, but which also have accelerated vesting in increments over 5 years or 6 years if the Company achieves certain financial targets.

BENEFIT PLANS

     The executive officers also participate in the Company's Profit Sharing Plan and 401(k) Plan described in note 2 under the Summary Compensation Table. All executive officers and employees who are at least 18 years of age and have at least 1,000 hours of service are eligible to participate in the Profit Sharing Plan. Participation in the 401(k) Plan is immediately available to all employees (other than temporary employees) at least 18 years of age. All contributions to the Profit Sharing and 401(k) Plans are allocated to various investment alternatives, at the employee's discretion, within an account maintained on behalf of each participating employee and, to the extent vested, are distributed to the employee upon retirement, death, disability or termination of service.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     The compensation for the Company's President and Chief Executive Officer,
J. Christopher Chocola, is established by the Committee and approved by the Board of Directors. The Committee considers the Company's success in achieving its performance goals as well as the Committee's and Board's assessments of Mr. Chocola's individual performance. In past years, Mr. Chocola has received modest increases in his cash compensation, notwithstanding the strong financial results of the Company. Mr. Chocola has been granted stock options which are tied to Company financial performance targets for accelerated vesting purposes, the same as those for certain other executive officers and other employees. Mr. Chocola's incentive bonus is also tied to the same financial goals for the Company as applied to the other executive officers and other employees eligible for such bonuses.

     The Committee believes that the executive compensation programs and practices described above are conservative and fair to the Company's Stockholders. The Committee further believes that these programs and practices serve the best interests of the Company and its Stockholders.

                                          Respectfully submitted,

                                          Michael G. Fisch
                                          Larry D. Greene
                                          Frank S. Hermance

PERFORMANCE GRAPH

     The following graph compares the cumulative total return of CTB International Corp., the S&P Small Cap 600 Index, and a composite Peer Group Index constructed by the Company and weighted by market capitalization, which includes the following companies, but from which the Company has been excluded:
Cal-Maine Foods, Inc.; Gehl Company; Lindsay Manufacturing Co.; Pilgrim's Pride Corp.; RDO Equipment Co.; Sanderson Farms, Inc.; Thorn Apple Valley, Inc.; Valmont Industries, Inc.; WLR Foods, Inc.

     The total return assumes $100 invested in the Company's common stock, the S&P Small Cap Index and Peer Group Index on August 21, 1997. It includes reinvestment of dividends and is based on the closing stock price on the last trading day of December for the Company, the S&P Small Cap Index and the Peer Group Index.

     The comparative performance of the Company's common stock against the indexes as depicted in this graph is dependent on the price of stock at a particular measurement point in time. Since individual stocks are more volatile than broader stock indexes, the perceived comparative performance of the Company's common stock may vary based on the strength or weakness of the stock price at the new measurement point used in each future proxy statement graph. For this reason, the Company does not believe that this graph should be considered as the sole indicator of Company performance.
PERFORMANCE GRAPH

                                                        CTB INTL                   PEER GROUP            S & P SMALLCAP 600 ($)
                                                        --------                   ----------            ----------------------
August 1997                                              100.00                      100.00                      100.00
December 1997                                            101.79                      104.42                      105.91
December 1998                                             54.91                       82.59                      108.80

                              CERTAIN TRANSACTIONS

     Under the terms of the purchase agreement, the Company is required to pay annual management fees of $300,000 plus expenses to ASCP. Additionally, other fees paid by the Company to ASCP include $750,000 in connection with the Acquisition on January 4, 1996; $503,000 in connection with the acquisitions of Fancom and the Kansas City Grain Systems Division; and $350,000 in connection with the Offering.

     The Earn-Out Amount of $7,040,000 (see note 11 to the 1998 Annual Report) recorded as of December 31, 1998 under the terms of the Purchase Agreement will be paid to the Predecessor Company shareholders, certain of whom are current directors and officers of the Company.

     In conjunction with the Offering, certain Stockholders (including American Securities Partners, LP, ASP/CTB, LP, J. Christopher Chocola and Caryl Chocola) redeemed 15,000 shares of preferred stock and exchanged 9,069 shares of preferred stock for 647,786 shares of common stock.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock, and to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, Directors, and greater than 10 percent beneficial owners were complied with.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be presented for consideration at the meeting by the Board of Directors or by Stockholders who have requested inclusion of proposals in the Proxy Statement. If any other matter shall properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their judgment.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions concerning the audit for the year ended December 31, 1998.

                             STOCKHOLDER PROPOSALS

     Any Stockholder proposals intended to be presented at the 2000 Annual Meeting must be received by the Company at its principal executive offices no later than November 15, 1999 in order to be considered for inclusion in the proxy materials.

                                  10-K REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K IS AVAILABLE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO DON J. STEINHILBER, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, CTB INTERNATIONAL CORP., P.O. BOX 2000, MILFORD, INDIANA 46542-2000, U.S.A.

MARCH 31, 1999

--------------------------------------------------------------------------------
                            CTB INTERNATIONAL CORP.

                                   PROXY CARD

       THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS

                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 4, 1999

The undersigned hereby appoints each of J. Christopher Chocola and Michael G. Fisch, with full power of substitution, to represent the undersigned at the annual meeting of stockholders of CTB International Corp. to be held on May 4, 1999, and at any adjournments or postponements thereof, and to cast at such meeting the votes that the undersigned would be entitled to cast if present at such meeting, in accordance with the following instructions IF NO INSTRUCTIONS ARE INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 ON THE REVERSE SIDE HEREOF.

The election of the following persons as directors:

Caryl M. Chocola, J. Christopher Chocola, Michael G. Fisch, Larry D. Greene, Frank S. Hermance, David L. Horing, Charles D. Klein, Victor A. Mancinelli, Gerard van Rooijen.

The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement together with this Proxy.


          (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)



------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   |
                                                                                                                   |
[X] PLEASE MARK YOUR                                                                                               |      2329
    VOTE AS IN THIS                                                                                                -----
    EXAMPLE.

                                       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1,2,3 AND 4

                    FOR  WITHHOLD                           FOR   AGAINST  ABSTAIN                          FOR    AGAINST   ABSTAIN
1. Election of      [  ]  [  ]    2. The adoption of the    [  ]   [  ]     [  ]    3. The ratification of  [  ]     [  ]     [  ]
   Directors (See                    1999 CTB International                            the appointment of
   Reverse Side)                     Corp. Stock Incentive                             Deloitte & Touche,
                                     Plan.                                             LLP as independent
                                                                                       accountants for 1999.
For, except vote withheld from the following nominee(s):
                                                                                    4. To vote upon any other matters that may
                                                                                       properly be presented at the meeting
-----------------------------------------------------------                            according to their best judgment and in their
                                                                                       discretion.


                                                                                    Please sign exactly as name appears hereon.  If
                                                                                    shares are held jointly, each joint tenant
                                                                                    should sign.  If signing as attorney, executor,
                                                                                    administrator, trustee or guardian or as officer
                                                                                    of a corporation or other entity, please give
                                                                                    full title.

                                                                                    Please sign, date and return this proxy card
                                                                                    promptly using the enclosed envelope.







                                                                                    ------------------------------------------------

                                                                                    ------------------------------------------------
                                                                                     SIGNATURE(S)                            DATE